Exhibit 99.1

August 24, 2017

Dear Fellow Shareholder,

The third quarter of fiscal year 2017 was the most challenging quarter in my four years as CEO of our company. For the quarter, we lost $1.9 million on revenue of $35.7 million. This poor result was driven by $5.8 million in losses on two related jobs. The setbacks on these projects was driven by several main factors: due to the intense level of pipeline construction, we failed to procure and retain the skilled labor force required to meet our production expectations. Larger projects, particularly those being built on a cost-plus basis, have paid above market wages and incentives to lure away qualified employees. Due to this pressure and a provision in our collective bargaining agreement, we had to compensate our crews for one extra hour each day due to inadequate lodging availability. To make matters worse, the qualified labor pool was limited in these markets resulting in more training expense and lower productivity. Finally, environmental factors far in excess of budget amounts drove bad projects into deep losses: first, a state road construction project in rural Ohio made a few miles take over an hour to move equipment and our construction crews on a daily basis. Second and most detrimental, we have had over 30 inches of rain on the project so far, the computer models based on the previous summers of rainfall only called for 11 inches. Rain not only cost the company non-productive wages paid according to labor agreements, but it also causes clean up and production issues when work can begin again.

For the quarter, CJ Hughes had a gross loss of $2.6 million from projects, so clearly many other projects and divisions performed well to offset nearly $3.2 million in losses from the troubled projects. In response to recent problems, we have added talent to our estimating team and have added an independent bid calculation to our transmission bids. We also plan to analyze what size and type of projects make the most sense to take on with the current market conditions.

Our Nitro Electric division had revenues of $11.6 million and gross profit of $1.2 million for the quarter. While this is down from revenues of $14.0 million and gross profit of $1.3 million for the quarter ended June 30, 2016, the company improved its gross margin percent to 9.90% from 9.50%. Consequently, we have generated $1.3 million in pre-tax income for the nine months ended June 30, 2017; the best for Nitro Electric as part of Energy Services of America.

Experience is what you get when you don’t get what you want. Even factoring in the quarter loss, we have over $20.6 million in equity, sufficient cash flow to meet all our obligations, and can still potentially end fiscal year 2017 in a better position than we started. While our backlog of $68.0 million at June 30, 2017 is down from $77.0 million at June 30, 2016, it is a significant increase over the $48.8 million backlog we had had at June 30, 2015. We appreciate your continued support and look forward to finishing a strong fourth quarter on September 30, 2017.

Yours Truly,

Doug Reynolds, President ESA